     As filed with the Securities and Exchange Commission on JuLY 3, 2000

                                                      Registration No. 333-39100
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               _________________

                              AMENDMENT NO. 1 TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               _________________


                             LIBERTY DIGITAL, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                                            84-1380293
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                           Identification Number)

                           12312 West Olympic Blvd.
                             Los Angeles, CA 90064
                                (310) 979-5000
              (Address, including zip code, and telephone number,
                     including area code, of registrant's
                         principal executive offices)


                                  Lee Masters
                     President and Chief Executive Officer
                           12312 West Olympic Blvd.
                             Los Angeles, CA 90064
                                (310) 979-5000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                With copies to:

Charles Y. Tanabe, Esq.          Frederick H. McGrath, Esq.                  Eric S. Haueter, Esq.
Liberty Media Corporation        Robert W. Murray Jr., Esq.                  Brown & Wood LLP
9197 South Peoria Street             Baker Botts L.L.P.                      555 California Street
Englewood, Colorado 80112          599 Lexington Avenue                   San Francisco, CA 94104-1715
(720) 875-5400                   New York, New York 10022-6030                 (415) 772-1200
                                     (212) 705-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Registrant.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

P R O S P E C T U S


                             LIBERTY DIGITAL, INC.

                                --------------

From time to time, we may sell any of the following securities:

     .  Series A Common Stock

     .  Debt Securities

     .  Preferred Stock

     .  Warrants

     We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     Our Series A Common Stock is quoted on the Nasdaq National Market under the trading symbol "LDIG." The applicable prospectus supplement will contain information, where applicable, as to any other trading market for, or listing on any securities exchange of, the securities covered by the prospectus supplement.

     The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of those underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from a sale also will be set forth in a prospectus supplement.

     This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities being offered to you, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus before you make your investment decision.

     INVESTING IN THE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Our principal executive offices are located at 12312 West Olympic Blvd., Los Angeles, CA 90064. Our telephone number at that location is (310) 979-5000.

                 The date of this prospectus is  July 3, 2000.

                               TABLE OF CONTENTS


                                                                   Page
                                                                   ----

Risk Factors......................................................   3
Cautionary Statement Regarding Forward-Looking Statements.........  19
About This Prospectus.............................................  20
Business..........................................................  21
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends..  21
Use of Proceeds...................................................  23
Description of Debt Securities....................................  23
Description of Capital Stock......................................  32
Description of Warrants...........................................  36
Plan of Distribution..............................................  38
Validity of Securities............................................  39
Experts...........................................................  39
Where You Can Find More Information...............................  39
Incorporation of Information We File with the SEC.................  40

                                 ______________

     The documents incorporated or deemed to be incorporated by reference in this prospectus contain, and any prospectus supplement may contain, statistical, demographic and other data concerning our markets and other matters affecting our business. That information has been derived principally from publicly available information and from industry sources and, to a lesser extent, from studies prepared by market research firms at our request. Although we believe that the information derived from these sources is reliable, we have not independently verified the accuracy of any of this information and we therefore cannot assure you that it is accurate.

                                  RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties and other information in this prospectus, in the accompanying prospectus supplement and in the documents incorporated and deemed to be incorporated by reference in this prospectus before deciding to buy any of the securities being offered to you. Our business, financial condition and results of operations could be harmed were any of the following risks or uncertainties to develop into actual events. In such case, the value of our securities could decline and you might lose all or part of your investment.

Risks Relating to Our Business

     Our business focus has recently changed and our new business is uncertain.

     We are a subsidiary of Liberty Media Corporation, which is in turn a subsidiary of AT&T Corp. On September 9, 1999, Liberty Media contributed to us a group of investments made by Liberty Media in companies involved in interactive television technologies and Internet e-commerce and content, and assigned to us its rights relating to the provision of interactive video services over AT&T's cable television systems under an inter-company agreement between AT&T Corp. and Liberty Media. We refer to the portions of this inter-company agreement which were assigned to us as our access agreement with AT&T. Liberty Media has also agreed with us that it will use reasonable efforts to make available to us for our interactive video services the benefits of the "preferred vendor status" to which Liberty Media is entitled under the inter-company agreement with respect to the access, timing and placement of new programming services on the AT&T cable systems. As a result of this contribution and assignment and the addition of our new management, we have changed the focus of our business to concentrate on creating interactive television channels and services, including making investments in and forming strategic relationships with companies whose technology, services or content may contribute to any interactive television business we develop. As a result, our operating history offers little information to serve as a basis for evaluating our long-term prospects.

     Our interactive television business is in a very preliminary stage of its development and to date has not generated any revenues. Although we are currently developing and seeking to acquire interactive programming and related services for our interactive television business, as yet we do not have interactive television services available for distribution. In addition, we are still developing the business plan for our interactive television business and we have not yet begun to take many of the steps that will be necessary to implement that business plan once it is finalized. For example, the development of our interactive business will require, among other things, that we:

        . enter into definitive agreements with the operators of cable television systems, direct-to-home satellite systems and other distribution platforms to carry any channels that we may develop;

        . acquire or develop programming, which may result in us entering into joint ventures with content providers and other third parties; and

        . enter into agreements with vendors of goods and services to be sold through our interactive television channels and with other fulfillment service providers.

     "Interactive television" is a general term used to describe an enhanced television product which will permit viewers to interact with traditional video programming in a number of ways. We anticipate that interactive television services will combine elements of Internet communication and e-commerce with traditional television viewing practices to create a system which permits viewers to be given additional information about the programming they are viewing as well as enabling them to purchase goods or services or perform other tasks over their television sets. For example, by clicking a button on their remote control, a viewer might receive background information concerning the programming (s)he is watching, order goods from a store in response to a traditional video commercial, or receive or write e-mail or pay bills, all through a set-top box or other television-based instrument.

     The type of interactive television service currently available to satellite television subscribers and subscribers to "digital" cable television requires that information be downloaded to the set-top box through cable or satellite transmission and that a separate return path, usually through the subscriber's telephone line, be used to send information from the subscriber to the service provider. In order to minimize use of the telephone line, information (such as ordering information) to be sent from the subscriber to the service provider may be stored in the set-top box until late at night when it is automatically forwarded to a processing center. Thus, this type of interactive television service generally does not permit the viewer to interact with video programming in real time.

     The other type of interactive television service, which is currently in the testing phase, provides real-time interactive functionality but requires that a subscriber have an advanced digital set-top box and be located in an upgraded cable system having two-way capability. In this type of service, all of the information exchanged between the service provider and the subscriber travels over the two-way cable plant, rather than subscriber responses being transmitted over a separate telephone return path. We believe that similar real-time functionality may be obtainable by combining satellite television distribution to the subscriber together with a digital subscriber line, or DSL, return path from the subscriber.

     Several cable system operators have announced their intention to begin making real-time, two-way interactive television services available to their subscribers in late 2000 or early 2001. We believe that deployment of interactive television services will increase as high-speed two-way communications services become available to more potential customers and as improvements in digital set-top boxes and related technology and software enable service providers to deliver more interactive functions at greater speeds. If the deployment of advanced digital set-top boxes is delayed or they are not deployed, or if high-speed data networks, such as upgraded cable systems and digital subscriber line systems, are not broadly deployed or adopted by consumers, our business will suffer.

     The interactive television business is largely undeveloped, will require substantial additional funding and is subject to many risks and uncertainties, including technological risks. It is uncertain whether this business can be successfully developed. As a result, we cannot assure you that we will be able to offer interactive television services as currently planned or at all, that the development of our interactive television business will not be subject to substantial delays and other unforeseen difficulties, or that our interactive television services, if commercially introduced, will be successful.

     We have generated net losses from our recent operations and we expect these losses to continue in the future.

     Our business has generated net losses for the last several years, and we do not expect our business to be profitable for the foreseeable future. Our net operating income for the three-month period ended March 31, 2000 was $118.5 million, while our net income for that period was $63.8 million. These positive amounts reported for the first quarter of 2000 resulted primarily from the reversal of a portion of the stock compensation expense accrued in prior periods. Without this reversal of stock compensation expense, we would have had both a net operating loss and a net loss for the first quarter of 2000. Our net operating loss for the ten-month period ended December 31, 1999 was $721.6 million, while our net loss for that period was $463.0 million. Because of the recent changes in our business, our operating history offers little information to serve as the basis for evaluating our long-term prospects.

     We depend on AT&T Corp. for a significant portion of our revenue.

     A large portion of our revenues are derived from payments made to DMX Music Inc., our wholly-owned subsidiary that is engaged in the subscription music business, under a contribution agreement entered into with Tele-Communications, Inc. (TCI) in November 1997. Subsequent to AT&T's acquisition of TCI, TCI was converted into a limited liability company and renamed AT&T Broadband, LLC (AT&T Broadband). Consequently, the obligations under this agreement have become obligations of AT&T Broadband. Pursuant to this agreement, AT&T Broadband is to make monthly payments to us aggregating $18 million per annum, adjusted annually by any increase in the consumer price index for the prior year, for a term of 20 years. The adjusted payments for the quarter ended March 31, 2000 and the year ended December 31, 1999 were approximately $4.8 million and $19.5 million, respectively. In addition, a subsidiary of AT&T Broadband paid us an additional $2.9 million and $11.1 million in fees during the quarter ended March 31, 2000 and the year ended December 31, 1999, respectively, pursuant to an affiliation agreement executed in July 1997 relating to carriage of the DMX service on AT&T's cable systems. In the aggregate, these payments were $7.7 million and $30.6 million for the quarter ended March 31, 2000 and the year ended December 31, 1999, respectively, which represented approximately 46.5% and 47.0%, respectively, of our total revenues during those periods.

     Our interactive television business depends upon our obtaining carriage over AT&T's cable television systems; the terms and conditions of agreements to be entered into in connection with the AT&T access agreement are uncertain and may not be favorable to us.

     The success of our interactive television business depends upon our obtaining carriage over cable television systems, direct-to-home, or DTH, satellite services and other distribution platforms of programming we create or obtain the right to distribute. We currently do not have any carriage agreements with cable television system operators, satellite providers or other distributors. Our access agreement with AT&T does not constitute a definitive carriage agreement, but instead establishes a framework to negotiate an agreement or agreements with AT&T for carriage of our interactive video services over AT&T's cable television systems.

     Our access agreement with AT&T provides that we and AT&T shall negotiate in good faith the terms and conditions of a definitive agreement with respect to our providing interactive video services on AT&T's cable television systems. We cannot assure you that, we will ultimately enter into any agreement or agreements with AT&T for the distribution of our interactive video services over AT&T's cable television systems, that we will not experience substantial delays in negotiating any such agreements with AT&T or that we will be successful in obtaining access to all or any of the channel capacity referenced in the access agreement. Moreover, we and AT&T may decide that circumstances require that we negotiate separate agreements for each digitally compressed channel rather than one agreement covering all of the potential channels we may offer.

     The access agreement contemplates two different types of arrangements, with AT&T entitled to elect which type of arrangement it wishes to pursue. The first would provide us with access to 6 megahertz ("MHz") of channel capacity on the AT&T cable television systems for the distribution of interactive video services for an initial term of five years, renewable for an additional four years. We cannot assure you that, following the expiration of this term, we would be able to obtain continued access to AT&T's cable television systems on favorable terms or at all. Based upon currently anticipated digital compression ratios, we estimate that this 6 MHz of capacity would permit carriage of between 12 and 15 separate digital channels. In lieu of this arrangement, AT&T could require us to enter into separate joint ventures with it as to specific interactive channels for a reasonable commercial term. Each of these joint ventures would be owned in equal proportions by us and AT&T. If the joint venture option is chosen, the access agreement provides that neither we nor AT&T may provide interactive video services in the categories of interactive video services provided through such joint ventures while they are in effect, other than through the joint ventures. Accordingly, we may be prevented from offering interactive video services for those specified categories other than through these joint ventures.

     If AT&T elects the joint venture alternative, the access agreement provides that AT&T will share revenues and expenses pro rata based on its ownership interest in the joint venture. Under the joint venture alternative, AT&T may purchase our ownership interest in the venture at fair market value at the third anniversary after the formation of the venture. We believe that, because interactive television is a new medium that has not been broadly or successfully developed in any market, the success of our interactive television development efforts may not be fully realized until after such third anniversary. If AT&T elects to purchase our interest in any joint venture, we would not participate in the future value and growth, if any, of such interactive television venture.

     Even if we are able to enter into definitive agreements or joint ventures with AT&T, there can be no assurance that we will obtain access to the currently estimated 12 to 15 digital interactive television channels on AT&T's cable television system because the access agreement provides that AT&T is not obligated to disrupt other channel arrangements on its cable television systems. Similarly, the access agreement does not require AT&T to upgrade its cable television systems to accommodate real-time interactive television, deploy advanced digital set-top boxes capable of providing interactive video services or provide interactive video services to its subscribers. In addition, the access agreement does not require AT&T to utilize digital compression ratios which would maximize the number of channels which could be distributed over the 6 MHz of bandwidth referenced in the access agreement or reserve bandwidth for us. Instead, the access agreement grants to us certain rights should AT&T elect to make interactive television services available to its subscribers. Therefore, we anticipate that obtaining access to AT&T's cable television systems will require that we develop commercially viable interactive television programming and services which provide economic and other benefits both to AT&T and to us, and we cannot assure you that we will be able to do so.

     The success of our interactive television business will depend upon our obtaining broader distribution than is available from AT&T, which we may not be able to obtain.

     Although our arrangement with AT&T potentially provides us with distribution to a large number of customers, we believe that the success of our interactive television business will be greatly limited if we do not obtain distribution of any interactive television programming we develop from other multiple cable system operators (MSOs), satellite providers and other distributors. In order to obtain such distribution, we will have to create services that will make interactive television attractive to a wide array of customers and develop pricing, revenue splits and other strategies which will create an incentive for cable, DSL, satellite and other providers to carry our programming and provide the other related services, such as sufficient return path capacity and network interfaces, necessary to provide interactive television services. We may not be able to enter into arrangements with other distribution providers regarding distribution of these services, and the terms of any such arrangement and the amount of channel capacity we may be able to acquire from other distribution providers may not be sufficient for us to implement our business model and eventually achieve profitability. As of the date of this prospectus, we have not entered into distribution agreements with any MSOs or satellite or DSL providers.

     We face challenges managing our operations and we depend on key personnel.

     We may not be able to successfully manage any future periods of rapid growth or expansion, which we expect would place a significant strain on our managerial, operating, financial and other resources. As of the date of this prospectus, we have a total of five officers whose primary responsibilities involve the development of our interactive television business, and we are highly dependent upon the efforts of this core management team. Our future performance will depend, in part, upon the ability of our management to manage growth effectively. This will require us:

     .  to implement management information systems capabilities;

     . to further develop our operating, administrative, financial and accounting systems and controls;

     . to maintain close coordination among engineering, accounting, finance, marketing, sales and operations; and

     .  to hire and train additional technical and marketing personnel.

     There is intense competition for management, technical and marketing personnel in the areas of our activities. The loss of the services of any of our senior management team or the failure to attract and retain additional key employees could significantly harm our business.

     We will require financing to sustain our operations and execute our business strategy.

     We will need to obtain substantial financing in order to sustain our operations and execute our business strategy. We also may need to raise funds to respond to competitive pressures, make acquisitions or respond to unanticipated requirements. We cannot assure you that funding will be available to us in amounts or on terms acceptable to us, or at all. If sufficient funds are not available or are not available on acceptable terms, our ability to sustain our operations, execute our business strategy, take advantage of acquisition opportunities, develop or enhance our products or services, or otherwise respond to competitive pressures would be significantly impaired. If we obtain additional financing, the terms may include operating and financial restrictions that restrict our ability to incur further indebtedness, to acquire investments in other companies or to otherwise engage in business activities that we deem necessary or desirable to the development of our interactive television business.

     The covenants and restrictions in our existing and future debt instruments could have a negative effect on our business.

     The covenants and restrictions in our existing and future debt instruments could have a negative effect on our business, including impairing our ability to obtain additional financing and reducing our operational flexibility and ability to respond to changing business and economic conditions. We currently have a $100 million revolving loan agreement with several banks. All loans under this agreement mature on June 30, 2005. In addition, on June 30, 2000, we are required to begin making semiannual repayments of principal in addition to quarterly payments of interest pursuant to this agreement. This agreement has been used primarily to finance the business of DMX. At May 31, 2000, the available amount under this agreement had been drawn upon and no further borrowings under it were permitted. The terms of the agreement relating to this $100 million revolving loan agreement require that we comply with a number of financial and other restrictive covenants.


     We intend to either amend or refinance our revolving loan agreement to provide us increased flexibility in managing our operations and funding the development of our interactive television business, including increased flexibility in acquiring or making minority investments in interactive technology and Internet e-commerce and content businesses. However, we cannot assure you that we will be able to do so or that the terms of any amended loan agreement or any new credit agreement will not be more restrictive than those currently in effect. So long as these restrictions remain in effect, our ability to make cash investments in other companies will be limited.


     The revolving loan agreement also contains financial covenants, including requirements that we maintain specified leverage and debt coverage ratios. In addition, if AT&T Broadband, Liberty Media, John C. Malone (the Chairman of the Board of Liberty Media and a director of AT&T) or his heirs or the estate of Bob Magness (founder of TCI) cease to own at least 50.1% of all voting rights related to our capital stock, we will be in default under the loan agreement and the lenders will be able to declare our outstanding borrowings immediately due and payable.

     Any failure to comply with the restrictions and covenants in our $100 million revolving loan agreement or any other present or future credit agreement would generally result in a default under the agreement, permitting the lenders to declare all debt outstanding under that agreement to be immediately due and payable. Further, a default under any debt agreement could, under cross-default provisions, result in defaults under other debt agreements, entitling other lenders to declare all debt outstanding under those other agreements to be immediately due and payable. If any declaration of acceleration were to occur, we might be unable to make those required payments or to raise sufficient funds from other sources to make those payments. In addition, to the extent that any of our indebtedness is secured by collateral, the lenders will generally have the right to foreclose upon the collateral upon a default. Accordingly, a default under any debt instrument could have a material adverse effect on our business.

Risks relating to the development of our interactive television business

     The development of our interactive television business depends upon the deployment of advanced communications systems and digital set-top boxes that support interactive television services.

     Interactive television services are currently available to customers of certain DTH satellite services and to cable television subscribers located in cable systems equipped with first-generation digital set-top boxes. These services typically utilize "store and forward" and other techniques using the customer's telephone line as a return path to the person processing the information. These services offer limited interactivity in that customer responses may be stored in the set-top box and later communicated by telephone to the service provider and, therefore, may not provide customers with a compelling interactive experience. Several cable system operators have announced their intention to begin making real-time, two-way interactive television services available to their subscribers in late 2000 or early 2001. In order to receive such services, subscribers would need to be located in an upgraded cable system and have an advanced digital set-top box. Broad deployment of two-way real-time interactive television services will depend upon the cable operators' continued upgrading of their cable systems and the availability of advanced digital set top boxes. Therefore, the growth of our interactive television business will be dependent upon the deployment of advanced digital set-top boxes, as well as the upgrading and deployment of cable and other high-speed data systems, all of which are outside our control. Any delay in system upgrades or the availability of advanced digital set-top boxes will adversely affect our ability to develop an interactive television business.

     Our interactive television business will not succeed unless third parties deploy digital set-top boxes that support interactive television.

     The success of our interactive television business depends on the deployment of digital set-top boxes that support interactive television. AT&T, other MSOs and satellite television system operators have no obligation to deploy set-top boxes capable of supporting interactive television. AT&T, other MSOs and satellite providers, based on their own business plans, may elect not to deploy digital set-top boxes or not to do so within a time frame that would benefit our goal to develop and profit from the provision of interactive television services. In addition, the digital set-top box deployed by AT&T and other MSOs could be of a type that supports new services that they intend to provide to their subscribers, such as telephony, but not interactive television. The failure to deploy digital set-top boxes that support interactive television will have a material adverse effect on our ability to develop an interactive television business.

     The physical plant upgrades necessary for interactive television may not occur on a timely basis.

     In addition to the deployment of advanced digital set-top boxes, the success of interactive television will require the availability of high-speed two-way communications systems. AT&T and many MSOs are in the process of upgrading the hardware and wiring of their cable television systems to two-way capability for their own business purposes, such as providing local telephony and Internet access services. Other providers, including local telephone companies, are upgrading their plant in order to make DSL services available to their customers. The availability of DSL services, however, depends on a number of factors, including the distance between the customer's location and the local telephone switching station, the quality of the copper wiring running to the customer's location and certain required plant upgrades and hardware additions. If the system upgrades are not completed in a timely fashion or are undertaken only in limited geographical areas, our interactive television business may not reach enough viewers to be successful. If a sufficient number of systems are not upgraded or the upgrades do not occur in a timely manner we will not be able to successfully implement an interactive television business.

     In addition, the availability of interactive television services will depend upon the willingness of cable operators or other service providers to make certain of their resources available to providers of interactive television services. These resources include sufficient downstream and return path bandwidth to provide real time interactivity, network interfaces and systems integration services. Cable operators and other service providers are under no obligation to provide these services and may choose to devote their resources to products and services other than interactive television.

     We may not be able to fund the development of our interactive television business or investments in interactive television technology or Internet e-commerce or content business.

     Currently, revenues generated by our business operations are not sufficient to cover the anticipated expenses of developing our interactive television business and will not be sufficient to fund our operations and investments. We will have to expend a significant amount of funds on the development of interactive television before revenues, if any, will be derived from such development efforts. In addition, we will need additional funds in order to take advantage of opportunities to invest in interactive television or related businesses. To date, we have not generated any significant cash flow from our operations and have primarily relied on capital contributions and advances from Liberty Media to fund our investment strategy and development of our interactive television business and on our bank line of credit to fund our music services operations. At May 31, 2000, we had borrowed the full amount available under our revolving credit agreement and we had only limited availability under our existing borrowing agreements with Liberty Media. Liberty Media has no obligation to make funds available to us beyond the amounts contemplated by these agreements. If in the future Liberty Media were to agree to provide us funds, such advances may take the form of additional equity purchases or indebtedness. The terms under which such funds are made available would be separately negotiated between us and Liberty Media. Because we are controlled by Liberty Media, any such negotiations would not be considered to be on an arm's-length basis; however, our directors, including the officers or directors of Liberty Media who are members of our board, have fiduciary duties to act in the best interests of our company and all of its stockholders. Moreover, we cannot assure you that Liberty Media will agree to advance any additional funds required by us. It is likely that we will need money from sources other than Liberty Media in order to develop our business, and we may not be able to find a source to provide us with the needed funds on terms which are acceptable, or at all, or which would not restrict our ability to develop our interactive television business.

     We may be required to pay premium prices to those providing services which are critical to our interactive television business.

     Providing interactive television services will require the integration of services provided by a number of separate service providers. Although there are currently a number of separate companies providing each of these services, we can offer no assurance that this competition will continue in the future. If a provider of a critical service ceases to have effective competition, it may be able to extract premium prices for the services it provides. If we were required to pay these higher fees and are not able to pass them along to others, our ability to generate profits may be adversely affected.

     The creation of an interactive television business depends on our ability to enter into strategic content alliances and agreements for network and fulfillment services, which we may not be able to achieve.

     In order to develop interactive television channels, we must obtain or create programming optimized for interactive television and integrate the various network and fulfillment services necessary to provide interactive video services for each channel developed. Although we have made investments in several entities which we believe may provide some of the basic programming and network services required for our interactive television service, we have not yet entered into any strategic alliances or other agreements for such programming or network or fulfillment services. The content for any interactive television channels we develop depends on our ability to enter into strategic alliances, on favorable terms, pursuant to which we would be entitled to use the provider's content, brand name and other resources. In addition, we will need to enter into arrangements with providers of the network services necessary to provide interactive television services to customers and with companies providing packaging, shipping and other fulfillment services required to complete transactions initiated through our interactive television services. We may not be able to enter into these agreements on terms favorable to us or at all. The failure to obtain or a delay in obtaining these services will adversely affect our ability to develop an interactive television business.

     Our success in developing an interactive television business depends on customer acceptance.

     The interactive television business is in its early stage of development. It is uncertain whether this business can be successfully developed. While the current version of interactive television using a telephone return is being deployed with some success, we believe that the interactive television business will not fulfill its potential until high-speed two-way communication services are broadly available. Interactive television using the two-way capability of upgraded cable systems or DSL systems has not yet been broadly or successfully deployed in the United States. Previous attempts to develop and market interactive television have failed for a variety of reasons, including lack of customer acceptance. Customer acceptance will depend upon, among other factors,

     . the amount of any additional cable or service provider fees charged to customers who wish to receive interactive television;

     . third party or service provider charges to purchase or rent the components necessary to receive interactive television services, such as advanced set-top boxes, additional telephone lines or cable or DSL modems;

     . our ability to develop interactive television programming that is user-friendly, attractive to consumers and economically beneficial to us;

     . our ability to develop and implement software and other capabilities to provide customers with a ready-to-use electronic commerce experience, including fulfillment of orders; and

     .  customer satisfaction with security and subscriber privacy.

     Even if two-way interactive television is developed, there is no certainty that consumers will accept this new offering in numbers sufficient to provide economic success, which means that the timing and amount of any return on our investment in interactive television cannot be determined at this time.

     Our new business depends on key personnel.

     Our interactive television business is in the developmental stage. We have a core management group, but in order to develop and expand our business, we will need to retain the services of our existing management and recruit additional management and other personnel and develop the managerial structures necessary to operate our interactive television business.

     Our ability to recruit and retain additional management and other personnel will be critical to the development of our interactive television business. Existing management's familiarity with developing and distributing programming, and in developing investment strategies and strategic alliances with companies engaged in businesses that may provide services or content to any interactive television channels we develop, make them especially valuable to us. The loss of the services of Lee Masters, our President and Chief Executive Officer, in particular, could harm our ability to develop our new business. We have an employment agreement with Mr. Masters with a term through December 15, 2003. This employment agreements prohibits Mr. Masters from competing with us while he is employed by us and, if he voluntarily terminates his employment agreement with us or is terminated by us for "good cause" (as defined in the employment agreement), until the earlier of two years after the date of his termination or December 31, 2003. Mr. Masters may terminate his employment with us at any time by giving notice to us. In addition, we have adopted a Deferred Compensation and Stock Appreciation Rights Plan in which Mr. Masters is the sole participant. Any amounts payable to Mr. Masters under the deferred compensation portion of the Deferred Compensation and Stock Appreciation Rights Plan are payable only upon termination of his employment. Depending on the value attributable to the deferred compensation portion of the Deferred Compensation and Stock Appreciation Rights Plan upon vesting, Mr. Masters may have an incentive to terminate his employment in order to receive these deferred compensation payments. We maintain no key-person life insurance.

     Others may develop competing interactive television services, which would compete with any services we eventually develop.

     We may face competition from third parties in our efforts to develop our interactive television services business. Our potential competitors include MSOs, including AT&T, satellite distributors, DSL providers, major movie and television studios, broadcast and cable television programming companies, technology companies, including Microsoft Corporation, Internet companies, such as America Online Inc., and entertainment companies. Potential competitors may have resources, including access to capital, that will provide them with a competitive advantage over us. Further, if MSOs, satellite and/or DSL providers develop their own interactive television programming for distribution on their systems or foreign companies begin to distribute their interactive television programming in the United States, the potential market for our programming will be reduced.

     Although Liberty Media has adopted a policy that we will be the primary vehicle for its pursuit of opportunities in interactive programming, there can be no assurance that this policy will not change in the future. There are also exceptions to Liberty Media's policy.

     Liberty Media has adopted a policy that we will be the primary (but not exclusive) vehicle of Liberty Media for the pursuit of corporate interactive programming opportunities that are provided or otherwise made available to Liberty Media. The policy is subject to a number of exclusions and limitations and may be changed or terminated by Liberty Media. Benefits that we may derive from the policy may be limited or less than expected for any number of reasons.

     We may not be able to dispose of our equity investments in a timely manner or when it would be most advantageous for us to do so.

     At the present time we do not have any plans to sell any of the minority equity interests in the various companies in which we have interests. However, in the future we may determine that it is appropriate to sell all or a portion of those interests for any number of reasons, including to provide funds for development of our interactive television business or for other strategic investments. Buy-sell procedures, repurchase rights and other transfer restrictions, as well as market and other conditions largely beyond our control, will affect our ability to engage in such sales, the timing of such sales and the amount of proceeds from such sales. As a result, we may not be able to sell all or any portion of our investments or, if we are able to sell, we may not be able to sell at favorable prices. If we are unable to sell our investment assets quickly and at favorable prices, our ability to fund the development of our interactive television business could be harmed.

     The liquidity and value of our investments in the entities in which we hold interests may be adversely affected by stockholder agreements and similar agreements to which we are a party.

     A significant number of the equity securities we own are held pursuant to stockholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and consequently the realizable value, of those securities. Most of these agreements subject the transfer of the stock, partnership or other interests which we own to rights of first refusal of the other stockholders or partners or other buy/sell arrangements. In addition, these securities were purchased in private transactions and have not been registered under the securities laws. As a result, even though the type of security we own may be publicly-traded, we would have to request registration or wait until a sale under Rule 144 became available in order to sell our interest publicly. Exercise of our registration rights would usually require other holders to join with us in order to require an issuer to effect registration of our interest. These provisions restrict our ability to sell those equity securities and may adversely affect the price at which those securities may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based on the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

     We do not have the right to manage the entities in which we hold interests, which means we cannot cause those entities to operate in a manner that is favorable to us.

     Other than our wholly-owned subsidiary DMX Music Inc., we do not have the right to manage the businesses or affairs of any of the entities in which we hold interests. Rather, our rights, at most, may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession, usually in conjunction with other equity holders, or veto rights over significant or extraordinary actions. The scope of these veto rights varies from agreement to agreement. The ability to exercise these rights will often depend upon the amount of our equity ownership and the presence of other investors willing to join with us in vetoing an action. Although our board representation and veto rights may enable us to prevent an entity from undertaking an extraordinary corporate transaction, such as a merger, or from paying a dividend or making a distribution on its securities, it would not enable us to cause these actions to be taken.

Risks relating to our music business

     Our music services business depends on music rights licensed from third parties.

     We license rights to rerecord, program and distribute music from a variety of sources, and pay royalties to record companies, songwriters and publishers through contracts negotiated with record companies and performing rights societies such as the Recording Industry Association of America, or RIAA, the American Society of Composers, Authors and Publishers, known as ASCAP, Broadcast Music, Inc., known as BMI, and the Society of

European Stage Authors and Composers, known as SESAC. Our agreements with several of these performing rights societies have expired and our licenses are continuing under interim agreements while new terms are being negotiated. In addition, certain of these agreements limit our rights to specific distribution platforms and may not cover distribution platforms we may seek to use in the future. Our failure to enter into new agreements on favorable terms with the performing rights societies could have an adverse impact on us.

     The amounts we pay for licensed rights may increase as a result of ongoing negotiations and pending rate court proceedings.

     In general, when our license agreements with the performing rights societies expire we seek to negotiate new license agreements with the societies and, if we are unable to agree, seek arbitration or commence rate court proceedings. We currently have several rate court proceedings pending. These proceedings focus primarily on the license fees payable and are generally done on an industry-wide basis. The level of our participation in these proceedings varies from case to case. The outcome of these proceedings will affect the amount of license fees we will be required to pay in the future and may require retroactive adjustments to the fees we have been paying under our interim agreements. We are unable to predict what the terms of our new arrangements with the rights societies will be or when agreements will be reached or rate court proceedings concluded. If the new agreements or the results of rate court proceedings require us to pay greater royalties and license fees, our operating results may be adversely impacted.

     We depend on satellite delivery capabilities of third parties to deliver our music services, and a failure of any of such satellites could have an adverse impact on us.

     Our DMX music services are delivered to cable television system operators and DTH satellite customers via satellite transmissions from commercial satellites on which we lease transmission capacity. We rely upon the owners of the satellites to provide the tracking, maintenance and repair necessary to maintain transmission capacity and signal quality. We cannot assure you that we will not experience satellite failures, or that the satellites we use will remain in operation through their projected useful lives. Satellite failure could result in disruptions in service to our customers, additional expenditures for satellite receiver re-pointing and new receiving equipment, and could damage our relationships with our clients. As a result, satellite failure could have a material adverse effect on our financial condition and results of operations.

     There are a limited number of satellites with orbital positions suitable for transmission of our signals and a limited number of available transponders on those satellites. Satellite transponders receive signals, translate signal frequencies and transmit signals to receiving satellite dish antennas. If signals become unavailable due to satellite failure or if third parties are unable to provide transponder services to us we would have to seek alternative satellite or transponder facilities. However, alternative facilities may not be available on a timely or cost-effective basis, or may be available only on a satellite that is not positioned as favorably as our current satellites and may therefore require us to expend money to re-direct subscribers' satellite dishes or may require a change in the frequency currently used to transmit and receive our signal.

     When our existing transponder lease agreements expire, we may be unable to renew these agreements on terms as favorable as we currently have in place. If we are required to enter into new transponder lease agreements with other satellite providers, we cannot assure you that we will be able to do so on terms as favorable as those in our current agreements. Any one or more of these events could require us to incur additional expenditures and could degrade our ability to serve our customer base and have a material adverse effect on our financial condition and results of operations.

     We may be unable to successfully compete in the music services industry.

     We compete with many local, regional, national and international providers of music services to residential and commercial locations. National and international competitors such as AEI Music Network, Inc., Muzak Limited Partnership and Music Choice are typically large, well-capitalized entities that target customers with multiple locations. Local and regional competitors are typically small entities that target businesses with few locations. Some of our competitors have substantially greater financial, technical, personnel and other resources than we do.

     In addition, "Internet radio" and similar services have begun to be offered over the Internet. As "always on" Internet connections, such as DSL and cable modem services, become more prevalent, Internet music services, many of which are currently offered for free to customers, may compete with DMX's subscription service.

     We may be unable to keep pace with technological change affecting the production and delivery of our products.

     There are numerous methods by which our existing and future competitors can deliver programming, including various forms of direct broadcast satellite services, wireless services, fiber optic services, digital compression over existing telephone lines, advanced television broadcast channels, digital audio radio service and the Internet. Competitors may use different forms of delivery for the services we offer, and customers may prefer these alternative delivery methods. We may not have the financial or technological resources to adapt to changes in available technology and our clients' preferences.

     We cannot assure you that we will be able to use, or compete effectively with competitors that adopt, new delivery methods and technologies, or keep pace with discoveries or improvements in the communications, media and entertainment industries. We also cannot assure you that the technology we currently rely upon will not become obsolete. Adopting new technologies may require us to make significant expenditures in order to compete effectively. Advances in telecommunications technology and Internet music delivery systems could lower the barriers to entry in the business music industry and result in increased competitive pressure on us.

     Changes in the regulation of the transmission of our music services could adversely affect our business.

     We are subject to regulation by the United States government. Our business prospects could be adversely affected by the adoption of new laws, policies or regulations that change the present regulatory environment. The Federal Communications Commission (FCC) licenses the radio frequencies used by satellites on which we transmit our services in the United States. If the FCC or any other person revokes or refuses to extend authorizations for the frequencies used by any of these satellites, we would be required to seek alternate satellite facilities. To the extent that our international activities require distribution of our music services over satellites licensed by foreign countries, our use of such satellites will be subject to regulation by these foreign governmental entities.

Risks related to our company

     We are controlled by Liberty Media Corporation.

     As of May 31, 2000, Liberty Media beneficially owned approximately 40.0% of the outstanding shares of our Series A Common Stock, all of the outstanding shares of our Series B Common Stock and all of the outstanding shares of our Series B Convertible Preferred Stock, which, assuming conversion of the Series B Convertible Preferred Stock held by Liberty Media into Series B Common Stock, collectively represented approximately 99.1% of the voting power of all outstanding shares of our capital stock at that date. Therefore, Liberty Media currently has the voting power to control all matters requiring approval of our stockholders voting as a single class. For example, Liberty Media can elect our entire board of directors and approve or reject any matter submitted to a vote of our stockholders. This concentration of ownership would prevent any third party from effecting a change of control of our company, absent Liberty Media's approval. Liberty Media's interests may not be the same as yours.

     Our officers and directors may have conflicts of interest.


     Certain members of our management and board of directors are also members of the management and board of directors of Liberty Media. Robert R. Bennett, one of our directors, is a director, President and Chief Executive Officer of Liberty Media. Gary S. Howard, one of our directors, is also a director, Executive Vice President and Chief Operating Officer of Liberty Media. David B. Koff, our Vice President and one of our directors, is a Senior Vice President of Liberty Media. Our directors have fiduciary obligations under Delaware law to us and all of our stockholders. Messrs. Bennett and Howard, as directors of Liberty Media, also have fiduciary obligations to Liberty Media and to AT&T, as the sole stockholder of Liberty Media. Messrs. Bennett, Howard and

Koff hold options to acquire shares or hold restricted shares (or both) of AT&T Class A Liberty Media Group common stock, and options to acquire shares of our Series A Common Stock.

     Our quarterly results may fluctuate, which may adversely affect the trading price of our securities.

     Our quarterly operating results have varied significantly in the past and are likely to vary from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including:

     . fluctuations in expense accruals related to our Deferred Compensation and Stock Appreciation Rights Plan and our incentive stock plan, which accruals are directly related to the trading prices of our Series A Common Stock at the end of each quarter, are reflected on our quarterly statement of operations and have in the past produced significant fluctuations in our reported results of operations;

     . the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

     .    budgeting, purchasing and payment cycles of our customers;

     . changes in general economic conditions, such as recessions, that could affect capital expenditures and recruiting efforts in the new media business;

     .    the magnitude and timing of our marketing initiatives;

     .    the maintenance and development of our strategic relationships;

     .    the attraction, retention and training of key personnel; and

     .    our ability to manage our anticipated growth and expansion.

     We intend to focus our business efforts on developing our interactive television business, and we expect to expend a significant amount of funds on those efforts. To date, our historical results of operations have been largely confined to our audio music business. Hence, you should not rely on our past financial performance, nor should you rely on quarter-to-quarter comparisons of our results of operations, as an indication of our future financial performance.

     It is likely that in some future quarters our revenues or operating results may be below the expectations of securities analysts and investors. For example, because we plan to significantly increase our operating expenses to develop our interactive television business, any unanticipated falloff in our revenues in any quarter could result in our operating results being lower than expected. This risk is heightened by the fact that we have not to date derived any revenues from our interactive television business and cannot predict when or if our interactive television business will generate any revenues. If our revenues or operating results are below analysts' or investors' expectations, the trading price of our securities is likely to decline, perhaps significantly.

     Our operating income is impacted by changes in the trading price of our Series A Common Stock, which affects accruals relating to an employee compensation arrangement; an increase in our trading price will negatively impact our reported results of operations.

     Our quarterly results can be significantly affected by accruals relating to employee benefit plans caused by changes in the trading price of our Series A Common Stock. An increase in the trading price of the Series A Common Stock over the previous quarter will result in an increase in our stock compensation expense accruals, thereby decreasing our net operating income (or increasing our net operating loss) to the extent of the accrual. Conversely, a decrease in the price of our Series A Common Stock over the previous quarter will result in the reversal of a portion of the expenses accrued for the previous quarter or quarters, thereby increasing our net operating income (or decreasing our net operating loss) to the extent of the reversal. For example, for the twelve months ended December 31, 1999 stock compensation expense totaled $692.7 million. By contrast, for the quarter ended March 31, 2000, stock compensation expense accruals in the amount of $132.0 million were reversed primarily due to a decline in the trading price of our Series A Common Stock. At March 31, 2000, total accrued stock compensation liabilities were $463.9 million.

     The fluctuating value of our minority equity interests in publicly-traded and private companies and market fluctuations generally may affect the trading price of our Series A Common Stock.

     We hold minority equity interests in publicly-traded and private interactive television technology and Internet e-commerce and content companies. In addition, it is possible that some investors may view our company primarily as a new media business. The trading prices of new media and Internet stocks in general have experienced extreme price and volume fluctuations in recent months. The valuations of many new media and Internet stocks are extraordinarily high based on conventional valuation standards such as price-to-earnings and price-to-sales ratios. These valuations may not be sustained. Any negative change in the public's perception of the prospects of new media or Internet companies could, in turn, have an adverse impact on the perceived value of our company and could depress the trading price of our securities. Other broad market and industry factors may also result in a decrease in the trading price of our securities, regardless of our operating performance. In the past, securities classaction litigation often have been instituted following significant declines in the market price of a company's common stock. Litigation of this type, if instituted against us, could result in substantial costs and diversion of management's attention and resources, which could harm our business.

     We anticipate continuing to issue shares of our Series A Common Stock in exchange for equity interests in other companies, which could be dilutive to our existing stockholders.


     Since the contribution by Liberty Media, we have acquired our investments in Internet and interactive television businesses for cash or for shares of our Series A Common Stock. To the extent that we continue to acquire investments in exchange for our Series A Common Stock, such transactions could be dilutive to existing stockholders.

     Our operations are subject to constraints imposed by the Investment Company Act.

     Our operations are subject to constraints imposed by the Investment Company Act of 1940. While we are primarily engaged in the business of developing interactive programming and services and operating our subscription music services business, we hold minority equity interests in companies engaged in the interactive television technology business and in Internet businesses.

     Under the Investment Company Act, a company which owns investment securities, as defined, with a value exceeding 40% of the value of its total unconsolidated assets is deemed to be an investment company subject to regulation under that Act, unless it can rely on an available exemption. Investment securities include all securities except, among others, securities of majority-owned subsidiaries that are not themselves investment companies. Substantially all of our minority investments in interactive technology and Internet companies are considered "investment securities." As a result, we are subject to the risk that we will be considered an investment company as a result of these investments.

     A company that is deemed to be an "investment company," and which is not exempt from the provisions of the Investment Company Act, is required to register as an investment company under the Investment Company Act. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.


     We believe that our business and the composition of our assets are such that we are not an "investment company" required to register under the Investment Company Act, and we intend to conduct our business in a manner designed to avoid becoming subject to regulation under the Investment Company Act. However, this belief is based upon an analysis that involves certain subjective judgments, and is therefore subject to risks and uncertainties. To avoid regulation under the Investment Company Act, our operations will to an extent be limited by concerns that we not acquire investments in companies where the nature and size of our investments are such that we may fall within the definition of an investment company. These considerations could require us to dispose of otherwise desirable assets at disadvantageous prices, structure transactions in a manner that assures that we have a majority interest or primary control, irrespective of whether such a structure is the one that is most desirable, or avoid otherwise economically desirable transactions. In addition, events beyond our control, including significant appreciation in the market value of certain of our publicly-traded investments that are investment securities, could result in our becoming an inadvertent investment company. If we were to become an inadvertent investment company, we generally would have one year to divest a sufficient amount of investment securities and/or acquire other assets or businesses sufficient to cause us to no longer be an investment company subject to registration under the Investment Company Act.

     If it were established that we are an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties (unless a court finds that enforcement would be more equitable and consistent with the Investment Company Act), or that third parties could rescind transactions or agreements with us undertaken or entered into during the period it was established that we were an unregistered investment company.

     We may not have sufficient funds with which to redeem our Series B Convertible Preferred Stock upon any requested redemption of that stock by the holders.

     Under the certificate of designation establishing the terms of our Series B Convertible Preferred Stock, at any time on and after June 30, 2006, or prior thereto if a "default" (as defined in the certificate) has occurred and is continuing, the dividend rate on the Series B Convertible Preferred Stock would increase from 5% to 7% per year and any holder of our Series B Convertible Preferred Stock would have the right to require us to redeem all or a portion of its shares at a redemption price per share equal to the liquidation preference. The liquidation preference per share of our Series B Convertible Preferred Stock as of any date is equal to the sum of:

     (1)  the stated value per share of $1,000;

     (2) an amount equal to all quarterly dividends accrued on such share of Series B Convertible Preferred Stock which have not been paid; and


     (3) for purposes of the liquidation, redemption and conversion provisions of the Series B Convertible Preferred Stock, an amount equal to all unpaid dividends accrued on the sum of the amounts specified in clauses (1) and (2) above during the period from and including the immediately preceding dividend payment date to but excluding the date in question.

          A "default" is defined in the certificate of designations as:

     . the existence of an event of default or event that, with notice or lapse of time of both, would become an event of default under our $100 million revolving credit agreement, or any default or event of default under and as defined in any other debt instrument evidencing indebtedness of ours equal to or greater than $20 million;

     . our failure to declare and, on or within five days of the applicable dividend payment date, pay any portion of the accrued dividends on the Series B Convertible Preferred Stock; or

     . specified events of bankruptcy, insolvency or reorganization with respect to our company.

     Our $100 million revolving loan agreement currently prohibits us from paying cash dividends on or redeeming our capital stock unless we meet certain financial leverage ratios, and there can be no assurance that we will meet such ratios.

     Dividends on the Series B Convertible Preferred Stock are calculated as a percentage of the liquidation preference as in effect on the immediately preceding dividend payment date. So long as we do not pay cash dividends on the Series B Convertible Preferred Stock, the redemption price per share will increase each quarter by an amount equal to accrued and unpaid dividends for that quarter. The amount of this quarterly increase per share will be larger with each successive quarter, through quarterly compounding, because the quarterly dividend amount is computed based upon the liquidation preference of the Series B Convertible Preferred Stock as in effect on the immediately preceding dividend payment date, which includes accrued and unpaid dividends for previous quarters. We cannot assure you that we will have sufficient funds available to redeem all of the outstanding shares of our Series B Convertible Preferred Stock at such time as the holder(s) of those shares are entitled to demand redemption.

     Liberty Media, which, as of the date of this prospectus, owns all of the outstanding shares of the Series B Convertible Preferred Stock, has waived its right to require that we redeem all or any portion of the shares of Series B Convertible Preferred Stock as a result of a default caused by our failure to declare and pay cash dividends on such shares when due. This waiver will terminate on January 1, 2001 unless sooner terminated because of a failure by us to declare and pay any quarterly dividend either in cash or by adding the applicable amount of the dividend to the liquidation preference of the Series B Convertible Preferred Stock as required by the certificate of designation. In addition, the waiver will terminate in the event that Liberty Media ceases to own shares representing a majority of the voting power of our common stock. We cannot predict what will happen when this waiver is terminated, or if Liberty Media will extend this waiver beyond January 1, 2001.

     The conversion of Series B Convertible Preferred Stock may be dilutive to other stockholders.

     The conversion of Series B Convertible Preferred Stock may be dilutive to our stockholders. The number of shares of Series B Common Stock issuable upon conversion of our Series B Convertible Preferred Stock is computed by dividing the liquidation preference of the shares of Series B Convertible Preferred Stock surrendered for conversion by the conversion price as in effect from time to time. The conversion price is currently $5.825 per share, which is substantially below the market price of our Series A Common Stock on the date of this prospectus. So long as the conversion price is less than the market price, the conversion of shares of Series B Convertible Preferred Stock will be dilutive to other stockholders.

     In addition, because accrued and unpaid quarterly dividends on the Series B Convertible Preferred Stock are added to the liquidation preference, our failure to pay such dividends will result in a quarterly increase in the number of shares of Series B Common Stock issuable on conversion of each share of Series B Convertible Preferred Stock. To the extent that such cash dividends are paid in any quarter, the number of shares of our Series B Common Stock issuable upon conversion will not increase further. We may cure the default caused by our failure to pay cash dividends by paying all such accrued dividends in cash, at which time the dividend rate on our Series B Convertible Preferred Stock would return to 5% and the number of shares of our Series B Common Stock issuable upon conversion of our Series B Convertible Preferred Stock would return to the amount issuable on the issue date. We are also entitled to partially cure our failure to pay cash dividends by paying a portion of the accrued and unpaid dividends. If we make a partial payment, the liquidation preference will decrease by the amount of accrued and unpaid dividends paid at such time. At May 31, 2000, the total liquidation preference of the Series B Convertible Preferred Stock was approximately $156.8 million, and, accordingly, 26,911,416 shares of Series B Common Stock would have been issuable if all shares of Series B Convertible Preferred Stock had been converted to shares of Series B Common Stock on that date.

     Our business is subject to risks of adverse government regulation.

     The Federal Communications Commission regulates the providers of satellite communications services and facilities for the transmission of programming services, the television systems that carry such services, and, to some extent, the availability of the programming services themselves through its regulation of program licensing. Cable television systems and other forms of video distribution are also regulated by municipalities or other state and local government authorities. Cable television companies are currently subject to federal rate regulation on the provision of basic service. Continued rate regulation or other franchise conditions could place downward pressure on the fees cable television companies are willing or able to pay for our music services or any interactive television channels we may develop and the regulatory carriage requirements could adversely affect the number of channels available to carry our music services or any interactive television channels we develop.

     The regulation of programming services, cable television systems, satellite carriers and television stations is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation.

     The Internet companies in which we have interests are subject, both directly and indirectly, to various laws and governmental regulations relating to their respective businesses. There are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. For example, the Digital Millennium Copyright Act, enacted into law in 1998, protects certain qualifying online service providers from copyright infringement liability, the Internet Tax Freedom Act, also enacted in 1998, placed a three-year moratorium on new state and local taxes on Internet access and commerce, and under the Communications Decency Act, an Internet service provider will not be treated as the publisher or speaker of any information provided by another information content provider. However, due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. A number of states also have been considering legislation which would impose restrictions on the Internet such as privacy protection. Such laws and regulations may cover issues such as user privacy, defamatory speech, copyright infringement, pricing and characteristics and quality of products and services. The adoption of such laws and regulations in the future may slow the growth of commercial online services and the Internet. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues such as property ownership, libel, personal privacy and taxation is uncertain and could expose such online services to substantial liability. Finally, the global nature of the Internet could subject us to laws of a foreign jurisdiction in an unpredictable manner.
Because the interactive television industry is in its early stages and, to some degree, combines elements of several industries, each of which may be subject to varying degrees of governmental regulation, we are unable to predict the degree to which our interactive television business will be affected by governmental regulation.

     Delaware law and provisions in our charter and bylaws may discourage a change of control of Liberty Digital.

     Liberty Digital is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation law. Section 203 provides that persons acquiring 15% or more of our common stock without our prior approval may become subject to restrictions on engaging in certain transactions with us, including mergers or other business combinations. Liberty Media acquired its shares of Series A Common Stock, Series B Common Stock and Series B Convertible Preferred Stock in transactions approved by us and, therefore, it is not subject to these statutory restrictions.

     Some of the provisions of our certificate of incorporation and bylaws may have the effect of making more difficult an acquisition of control of Liberty Digital in a transaction that is not approved by our board of directors and Liberty Media. These provisions include:

     . that stockholder action may be taken by written consent, which would enable Liberty Media, acting by itself, to approve certain actions without having a stockholder meeting;

     . the disparate voting rights of our Series A Common Stock, which is entitled to one vote per share, and Series B Common Stock, which is entitled to ten votes per share, and that such series vote together on matters presented to stockholders except as otherwise required by law;

     . provisions giving our board of directors the power to issue up to 5 million shares of preferred stock (inclusive of all of our currently designated preferred stock), and to fix the rights and preferences of the preferred stock, without further authorization of our common stockholders;

     .    the requirement of a supermajority vote to approve specified actions;

     . the requirement that a stockholder desiring to nominate any person for election to our board of directors comply with certain procedures, including an advance notice requirement;

     . provisions requiring a supermajority vote of our directors to increase the size of our board of directors and to amend our bylaws; and

     . that directors may only be removed for "cause" (as defined in our certificate of incorporation) and upon a two-thirds vote of our stockholders.

     In addition, our board of directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of our board of directors.

     Many of these provisions generally are designed to permit us to develop our businesses and foster our long-term growth without the disruption caused by the threat of a takeover not deemed by our board of directors to be in our and our stockholders' best interests. These provisions may also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us even though these attempts might be economically beneficial to us and our stockholders. In addition, for so long as Liberty Media owns a majority of the voting power of our common stock, no tender offer or other attempt by a third party to obtain control of our company can be successful without Liberty Media's participation or approval.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, any accompanying prospectus supplement, and the documents incorporated or deemed to be incorporated by reference into this prospectus contain forward-looking statements that involve risk and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. When used in this prospectus, any accompanying prospectus supplement or the documents incorporated or deemed to be incorporated by reference into this prospectus, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, achievements, plans and objectives to differ materially from any future results, performance, achievements, plans and objectives expressed or implied by these forward-looking statements. Such risks, uncertainties and other factors include those described under the heading "Risk Factors" in this prospectus.

     You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict what factors will arise or when. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated or deemed to be incorporated by reference in this prospectus or an accompanying prospectus supplement might not occur.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total initial offering price of $500,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we offer specific securities, we will provide a prospectus supplement that will contain information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                                    BUSINESS

     We are a diversified new media company with interests in interactive television technology and Internet e-commerce and content businesses. We also own and operate a subscription music business, which provides continuous, commercial-free music programming to homes and businesses.

     It is our goal to become a leading provider of interactive programming, delivering entertainment, information, communication, and transactional services to viewers through the television. We intend to create and develop programming and services that can be delivered over multiple distribution systems, such as cable television and DTH systems, and which will provide appealing programming and services to consumers and economic benefits to distribution and other service providers.

     In developing our businesses we seek to leverage:

     . our relationship with Liberty Media, our parent company, and its subsidiaries and affiliates. Liberty Media's management has significant experience in television programming, and has a wide range of industry relationships;

     . the relationships formed with the interactive television technology and Internet e-commerce and content companies in which we hold equity interests and the related technology, content and other services created or developed by these companies; and

     . our access agreement with AT&T Corp., the parent of Liberty Media, which provides the framework for our negotiating arrangements with AT&T for the carriage of interactive programming channels over AT&T's cable television systems.

     Our principal executive offices are located at 12312 West Olympic Blvd., Los Angeles, CA 90064. Our telephone number at that location is (310) 979-5000.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The following table sets forth our consolidated ratio of earnings to fixed charges, the deficiency of our consolidated earnings to cover fixed charges, our consolidated ratio of earnings to combined fixed charges and preferred stock dividends and the deficiency of our consolidated earnings to cover combined fixed charges and preferred stock dividends for the periods indicated. On May 24, 1999, we called for redemption, effective June 11, 1999, of all of the outstanding shares of our Series A Convertible Preferred Stock. On June 11, 1999, all of the shares of that stock, except for 6,404 shares, were converted into shares of Series A Common Stock. The remaining shares were redeemed. As of the date of this prospectus, the only preferred stock we have outstanding is our Series B Convertible Preferred Stock, all of which is beneficially owned by Liberty Media. The Series B Convertible Preferred Stock has accrued dividends at the rate of 7% per annum since January 1, 2000. Prior to that date, it accrued dividends at the rate of 5% per annum. See "Description of Capital Stock--Preferred Stock." Unless otherwise indicated, the amounts in the following table are given in thousands of dollars.



                                                                             Liberty
                                       Liberty Digital      TCI Music, Inc.  Digital        TCI Music, Inc.         TCI Music, Inc.
                                       ---------------      ---------------  -------        ---------------         ---------------
                                                                 Two           Ten          Two                          Six
                                     Three         One          Months        Months      Months       Year             Months
                                     Months       Month         Ended         Ended       Ended        Ended            Ended
                                     Ended        Ended        February      December    February     December         December
                                    March 31,    March 31,       28,            31,         28,         31,               31,
                                    ---------    ---------       ---            ---         ---         ---               ---
                                      2000         1999         1999           1999        1999        1998              1997
                                      ----         ----         ----           ----        ----        ----              ----
Consolidated ratio of
 earnings to fixed
 charges ..........................   30.3            --         1.1            --         1.1          --         .      2.8

Deficiency of
 consolidated earnings
 to cover fixed charges ...........     --        $2,219          --      $726,135          --      $1,474         .       --

Consolidated ratio of
 earnings to combined
 fixed charges and
 preferred stock
 dividends ........................   14.2            --          --            --          --          --         .      2.4


Deficiency of
 consolidated earnings
 to cover combined fixed
 charges and preferred
 stock dividends ..................     --       $ 2,429       $ 269      $730,120       $ 269      $3,731         .       --





                                                         DMX, LLC
                                                         --------
                                         Nine
                                        Months
                                        Ended
                                        June
                                         30,                Years Ended September 30,
                                         ---                ------------------------
                                         1997               1996                1995
                                         ----               ----                ----
Consolidated ratio of
 earnings to fixed
 charges .........................         --                  --                  --

Deficiency of
 consolidated earnings
 to cover fixed charges ..........    $14,911            $ 34,052            $ 23,386

Consolidated ratio of
 earnings to combined
 fixed charges and
 preferred stock
 dividends .......................         --                  --                  --


Deficiency of
 consolidated earnings
 to cover combined fixed
 charges and preferred
 stock dividends .................    $14,911            $ 34,052            $ 23,386




     For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes and fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts, capitalized expenses related to indebtedness and an estimate of the interest within rental expense. Earnings include our pre-tax income from continuing operations before adjustment for minority interest in consolidated subsidiaries or income or loss from equity investments; fixed charges; amortization of capitalized interest; distributed income of equity investments; our share of pre-tax losses of equity investments for which charges arising from guarantees are included in fixed charges; capitalized interest; preference security dividend requirement of consolidated subsidiaries; and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. For purposes of the foregoing, equity investments are investments that we account for using the equity method of accounting. The deficiency in the above table represents the amount by which consolidated earnings were insufficient to cover fixed charges or combined fixed charges and preferred stock dividends for the relevant periods.
                                USE OF PROCEEDS

     We will use the net proceeds from our sale of the securities described in this prospectus for general corporate purposes, which may include funding the development (including startup expenses) of our interactive television business, to acquire equity interests in interactive television technology and Internet e-commerce and content companies, for working capital or to repay indebtedness.
We may also use such net proceeds for any other purpose we describe in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

     The following is a summary of the general terms of the debt securities that we may offer. We will file a prospectus supplement that will contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, could be different from, and if so, will supersede the terms described below. You should also read the related Indenture. We have filed the Indenture with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms we use below which we do not define have the meanings specified in the Indenture. The terms and provisions of the debt securities below will most likely be modified by the prospectus supplement that sets forth the specific terms of the debt securities issued.

     The summary of selected provisions of the Indenture and the debt securities included in this prospectus and the applicable prospectus supplement is not complete and is qualified by reference to the Indenture, any officers' certificate or supplemental indenture establishing the terms of a series of debt securities and the certificates evidencing the debt securities. A copy of the Indenture, any applicable officers' certificate or supplemental indenture and the certificate evidencing any series of debt securities has been or will be filed with the SEC and may be obtained as described under "Where You Can Find More Information."

     We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt securities ("Senior Debt Securities"), our senior subordinated debt securities ("Senior Subordinated Debt Securities"), our subordinated debt securities ("Subordinated Debt Securities") or our junior subordinated debt securities ("Junior Subordinated Debt Securities" and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the "Subordinated Securities"). The debt securities we offer will be issued under an Indenture between us and a trustee. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities.

HOLDING COMPANY STRUCTURE

     As of the date of this prospectus, our principal assets consist of cash and cash equivalents, our access agreement with AT&T, our wholly-owned subsidiary DMX Music Inc. and our minority equity investments in companies engaged in the interactive television technology business and in Internet e-commerce and content businesses. Our subsidiaries and other companies in which we have an investment are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due under any debt securities that we issue or to make any funds available for those payments.

     All of the liabilities of our subsidiaries will effectively rank senior to any debt securities we issue. The Indenture does not limit the amount of indebtedness that may be incurred by our subsidiaries in the future. The rights of Liberty Digital and of its creditors, including holders of any debt securities we issue, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent Liberty Digital may itself be a creditor with recognized claims against the subsidiary. As of March 31, 2000, the aggregate amount of the total liabilities of our consolidated subsidiaries was approximately $18.7 million.

     For the year ended December 31, 1999 and the first quarter of 2000, substantially all of our consolidated revenues were generated by our subsidiary, DMX Music Inc. Accordingly, for the foreseeable future our cash flow and the consequent ability to service our debt, including any debt securities issued under the Indenture, will largely be dependent upon the results of operations of DMX and the distribution of funds by DMX to us.

SENIOR DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

SENIOR SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including Senior Debt Securities. We will state in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities.

SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior and senior subordinated debt, including any Senior Debt Securities and Senior Subordinated Debt Securities. We will state in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities.

JUNIOR SUBORDINATED DEBT SECURITIES

     Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior, senior subordinated and subordinated debt, including any Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities. We will state in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities.

CONVERSION RIGHTS

     Debt securities may be convertible into shares of our Series A Common Stock or preferred stock. The terms and conditions of conversion will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

     .    the conversion price or rate;

     .    the conversion period, if any;

     .    events requiring adjustment to the conversion price or rate, if any;
          and

     . provisions, if any, affecting conversion in the event of our redemption of the debt securities.

THE INDENTURE

     General Terms. The Indenture does not limit the amount of debt securities that we may issue under the Indenture. It provides that we may issue debt securities under the Indenture in one or more series from time to time, each up to the principal amount that we may authorize. Debt securities may be issued by us in any currency or currency unit that we may designate. Except to the limited extent described below under the "Merger," the terms of the Indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations or financial condition or in the event of a change in control of our company, but such provisions may be included in the documents that set forth the specific terms of the debt securities.

     We may issue the debt securities issued under the Indenture as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with "original issue discount" ("OID") because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

     The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

     .    the title;

     .    any limit on the aggregate principal amount of that series;

     . whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

     . whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities will be represented thereby;

     . the price or prices at which the debt securities of that series will be issued;

     .    the date or dates on which principal is payable;


     . the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion;

     . interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

     . the right, if any, to extend the interest payment periods and the duration of the extensions;

     .    our rights or obligations to redeem or purchase the debt securities;

     .    any sinking fund provisions;

     . conversion provisions, if any, including conversion prices or rates and adjustments thereto;

     . the currency or currencies of payment of principal, premium or interest, if other than U.S. dollars;

     . the terms, if any, applicable to any debt securities issued at a discount from their stated principal amount;

     . the terms, if any, under which any debt securities will rank junior to any of our other debt;

     . if the amount of payments of principal, premium or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities of that series are stated to be payable, the manner in which these amounts will be determined and the calculation agent, if any, with respect thereto;

     . if other than the entire principal amount of the debt securities of that series, the portion of the principal amount payable upon acceleration of maturity as a result of an Event of Default with respect to that series;

     . if applicable, financial covenants or other covenants for the benefit of the debt securities of that series;

     . if applicable, additional Events of Default applicable to the debt securities of that series;

     . if other than U.S. dollars, the coin, currency or currencies in which the series of debt securities are denominated; and

     .    any other specific terms of the offered debt securities.

     Events of Default. Unless otherwise provided for in the prospectus supplement, the term "Event of Default" means, with respect to any series of debt securities issued under the Indenture, any of the following:

     . failure to pay interest on any debt securities of that series for 30 days after the date payment is due and payable; provided that if we extend an interest payment period in accordance with the terms of the debt securities of that series, the extension will not be a failure to pay interest;

     . failure to pay principal or premium, if any, on any debt security of that series when due, whether at maturity, upon any redemption, by declaration or otherwise;

     . failure to make sinking fund payments, if any, on any debt securities of that series when due;

     . failure by Liberty Digital to perform any other covenant in the Indenture or in the debt securities of that series, except a covenant included solely for the benefit of another series of debt securities, for 60 days after notice by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

     . specified events in bankruptcy, insolvency or reorganization of our company; or

     . any other Event of Default established for the debt securities of that series.

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. If an Event of Default involving any series of debt securities has occurred and is continuing, other than an Event of Default relating to events of bankruptcy, insolvency or reorganization of our company, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal of and accrued interest, if any, on all the debt securities of that series to be due and payable immediately. If an Event of Default relating to events in bankruptcy, insolvency or reorganization of our company occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder. However, under specified conditions, the holders of a majority in outstanding principal amount of the debt securities of a series may rescind and annul a declaration of acceleration with respect to that series and its consequences.

     The Indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal, premium, if any, or interest or to enforce a holders' right, if any, to convert debt securities, no holder of debt securities of any series may institute any action against us under the Indenture unless:

     . the holder has previously given to the trustee written notice of default and continuance of such default,

     . the holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee institute the action,

     . the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action,

     . the trustee has not instituted the action within 60 days of the request, and

     . the trustee has not received inconsistent directions from the holders of a majority in principal amount of the outstanding debt securities of that series.

     Notwithstanding any other provision of the Indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on that debt security on the respective due dates for those payments and to institute suit for enforcement of those payments. In addition, a holder of a convertible debt security, on its own behalf, may enforce and institute proceedings suitable to enforce its right to convert its debt securities into other securities.

     We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indenture.

     Merger. We generally may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation if:

     .    we are the continuing corporation; or

     . we are not the continuing corporation, and the successor corporation expressly assumes all payments on all the debt securities and the performance and observance of all the covenants and conditions of the Indenture and each series of debt securities outstanding; and

     . immediately after giving effect to the transaction, no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default under the Indenture or any series of outstanding debt securities has occurred and is continuing.

     Discharge, Defeasance and Covenant Defeasance. We can discharge or defease our obligations under the Indenture as stated below or as provided in the prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash, as trust funds, in an amount certified to be enough to pay when due, whether at maturity or upon redemption, the principal of, premium, if any, and interest on the debt securities of that series and any mandatory sinking fund payments.

     Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time ("defeasance"). We may also be released from the obligations imposed by specified covenants applicable to any series of debt securities, and we may omit to comply with those covenants without creating an event of default under the Indenture ("covenant defeasance"). We may effect defeasance and covenant defeasance with respect to any series of debt securities only if, among other things:

     . we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

     . we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (i) in the case of covenant defeasance, the holders of that series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance, and will be subject to U.S. federal income tax in the same manner, at the same times and in the same amounts as if no covenant defeasance had occurred and (ii) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable U.S. federal income tax law subsequent to the date of the Indenture, and based thereon, the holders of that series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance, and will be subject to U.S. federal income tax in the same manner, at the same times and in the same amounts as if no defeasance had occurred;

     . no Event of Default or event which, with notice or lapse of time or both, would become an Event of Default with respect to the debt securities of that series has occurred and is continuing on the date of the irrevocable deposit referred to above, and, solely in the case of defeasance, no Event of Default arising from specified events of bankruptcy, insolvency or reorganization of our company or event which, with notice or lapse of time or both, would become such an Event of Default has occurred and is continuing at any time during the period ending on the 91st day after the deposit date; and

     . in the case of subordinated debt securities of any series, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, or interest on any of the subordinated debt securities of that series at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

     Although we may discharge or decrease our obligations under the Indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of any series of debt securities, to hold monies for payment of any series of debt securities in trust, the obligation, if applicable, to convert any series of debt securities into other securities in accordance with their terms and the obligation, if any, to repurchase or redeem debt securities of any series at the option of the holders thereof.

     Modification of the Indenture. Except as may be provided in the prospectus supplement applicable to any series of debt securities, the Indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

     .    secure the debt securities of any series,

     .    evidence the assumption by a successor corporation of our obligations,

     . add covenants or Events of Default for the protection of the holders of debt securities of any series,

     .    cure any ambiguity or correct any inconsistency in the Indenture,

     .    establish the forms or terms of debt securities of any series,

     . evidence and provide for the acceptance of appointment by a successor trustee; and

     . make any change that does not materially adversely affect the rights of any holder of debt securities.

     The Indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities then outstanding and affected, add any provisions to, or change in any manner, or eliminate or modify in any way the provisions of, the Indenture or modify in any manner the rights of the holders of the debt securities of that series. The Indenture further provides that the holders of at least a majority in aggregate principal amount of the debt securities of any series then outstanding may waive our compliance in a particular instance with any provision of the Indenture applicable to those debt securities or of those debt securities (including any restrictive covenant). We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

 . extend the final maturity of any debt security or the date of any sinking fund payment or any repurchase or redemption at the option of any holder;

     .    reduce the principal amount or premium, if any;

     .    reduce the rate or extend the time of payment of interest;

     . reduce any amount payable on redemption at our option or repurchase at the option of any holder;

     . modify any conversion or subordination provisions or provisions for repurchase or repayment at the option of the holder in a manner adverse to the holders of the debt securities or impair the right of any holder to convert debt securities or otherwise to receive any cash, securities or other property receivable upon conversion;

     . unless otherwise provided in the prospectus supplement, change the currency in which the principal, premium, if any, or interest is payable;

     . reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

     . impair the right to institute suit for the enforcement of any payment on any debt security when due; or

     . reduce the percentage of holders of debt securities of any series whose consent is required for any modification or amendment of the Indenture or any waiver of compliance by us with any of our obligations under the Indenture or any debt securities or to rescind and annul a declaration of acceleration.

     Registration, Transfer, Payment and Paying Agent. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer, exchange and, if applicable, conversion into other securities at an office or agency maintained by Liberty Digital in the Borough of Manhattan, The City of New York. However, Liberty Digital, at its option and unless otherwise specified in the applicable prospectus supplement with respect to the debt securities of any series, may make payment of interest on any registered debt security by check mailed to the address of the persons entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for a registration of transfer or exchange, redemption, repayment or conversion of debt securities, but Liberty Digital may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange.

     Unless otherwise indicated in the applicable prospectus supplement, we will not be required to issue, register the transfer of or exchange debt securities of any series during the period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection, or to register the transfer of or exchange any registered debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

     Concerning the Trustee. The Indenture provides that there may be more than one trustee under the Indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee under the Indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the Indenture. Any trustee under the Indenture may resign or be removed from one or more series of debt securities for which it is acting as trustee.

     If the trustee becomes a creditor of our company, the Indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

     The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

     .    would not conflict with any rule of law or with the Indenture,

     . would not be unduly prejudicial to the rights of another holder of the debt securities, and

     .    would not involve any trustee in personal liability.

     The Indenture provides that in case an Event of Default with respect to a series of debt securities shall occur, not be cured and be known to the trustee for that series, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee's power. The trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities of any series, unless they shall have offered to the trustee security and indemnity reasonably satisfactory to the trustee. Subject to the foregoing, holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture with respect to that series.

     No Individual Liability of Incorporators, Shareholders, Officers or Directors. The Indenture provides that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the Indenture.

     Governing Law. The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGISTERED GLOBAL SECURITIES

     We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

     Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

     .    by the depositary for such registered global security to its nominee,

     . by a nominee of the depositary to the depositary or another nominee of the depositary, or

     . by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

     The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

     We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

     . ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

     . upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

     . any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

     . ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

     The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the Indenture. Except as stated below, owners of beneficial interests in a registered global security:

     . will not be entitled to have the debt securities represented by a registered global security registered in their names,

     . will not receive or be entitled to receive physical delivery of the debt securities in the definitive form, and

     . will not be considered the owners or holders of the debt securities under the Indenture.

     Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Indenture.

     We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the Indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

     We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owner of the registered global security.
None of our company, the trustee or any other agent of our company or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

     No depositary will be under an obligation to provide its services as depositary for any registered global security of any series and may discontinue providing its services at any time. If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Securities Exchange Act of 1934, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have the debt securities of a series represented by one or more registered global securities. In that event or if any Event of Default has occurred and is continuing with respect to the debt securities of the series, we will issue debt securities of the series in definitive form in exchange for all of the registered global securities representing the debt securities. We expect that the trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names that the depositary, based upon instructions from its participants, shall instruct the trustee.

     We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking (a company formerly known as Cedel Bank), or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 1,750,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Our common stock is divided into 1,000,000,000 authorized shares of Series A Common Stock, of which 28,027,921 shares were issued and outstanding on March 31, 2000, and 750,000,000 shares of Series B Common Stock, of which 171,950,167 shares were issued and outstanding on March 31, 2000. Our preferred stock is issuable, by resolution of our board of directors, in series. As of the date of this prospectus, 150,000 shares of our preferred stock were designated as Series B Convertible Preferred Stock, of which 150,000 shares were issued and outstanding.

     As of May 31, 2000, Liberty Media beneficially owned approximately 40.0% of the outstanding shares of our Series A Common Stock, all of the outstanding shares of our Series B Common Stock and all of the outstanding shares of our Series B Convertible Preferred Stock, which, assuming conversion of the Series B Convertible Preferred Stock held by Liberty Media into Series B Common Stock, collectively represented approximately 99.1% of the voting power of all outstanding shares of our capital stock at that date.

     The following summary describes selected provisions of our certificate of incorporation and is not complete. The following summary is subject to and qualified in its entirety by reference to the provisions of our certificate of incorporation, which has been filed with the SEC and is available as described under "Where You Can Find More Information."

COMMON STOCK

     Voting. Holders of Series A Common Stock are entitled to one vote for each share held, and holders of Series B Common Stock are be entitled to ten votes for each share held, on all matters presented to those stockholders. Except as may otherwise be required by Delaware law or by the terms of any series of preferred stock, the holders of outstanding shares of Series A Common Stock and Series B Common Stock and the holders of outstanding shares of each series of preferred stock entitled to vote thereon, if any, vote as one class with respect to the election of directors and with respect to all other matters to be voted on by our stockholders.

     Dividends. Subject to the matters discussed below under "Share Distributions," holders of Series A Common Stock and Series B Common Stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by our board of directors out of assets legally available therefor and after payment of any dividends required to be paid on shares of any outstanding series of preferred stock. We may not make a cash dividend on one series of common stock unless simultaneously with such dividend we make the same dividend per share on the other series of common stock.

     Share Distributions. If at any time a distribution is paid in Series A Common Stock or Series B Common Stock, or in any of our other securities or securities of another person, on the Series A Common Stock or Series B Common Stock, such share distribution may be declared and paid only as follows:

     . a share distribution consisting of shares of Series A Common Stock (or securities that are convertible into, exercisable or exchangeable for, or evidence the right to purchase any such shares) to holders of Series A Common Stock and Series B Common Stock, on an equal per share basis;

     . a share distribution consisting of shares of Series B Common Stock (or securities that are convertible into, exercisable or exchangeable for, or evidence the right to purchase any such shares) to the holders of Series A Common Stock and Series B Common Stock, on an equal per share basis;

     . a share distribution consisting of shares of Series A Common Stock (or securities that are convertible into, exercisable or exchangeable for, or evidence the right to purchase any such shares) to holders of Series A Common Stock and, on an equal per share basis, shares of Series B Common Stock (or securities that are convertible into, exercisable or exchangeable for, or evidence to the right to purchase any such shares) to holders of Series B Common Stock; and

     . a share distribution consisting of securities other than Series A Common Stock or Series B Common Stock (or securities that are convertible into, exercisable or exchangeable for, or evidence the right to purchase any such shares) either

          (1) on the basis of a distribution of identical securities, on an equal per share basis, to holders of Series A Common Stock and Series B Common Stock; or

          (2) on the basis of a distribution of one class or series of securities to holders of Series A Common Stock and another class or series of securities to holders of Series B Common Stock, provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible, or for which they are exercisable or exchangeable, or which the distributed securities evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions with holders of shares of Series B Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights and related differences in designation, conversion and share distribution provisions between the Series A Common Stock and the Series B Common Stock), provided that if the securities so distributed constitute capital stock of a majority-owned or controlled subsidiary of Liberty Digital, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion and share distribution provisions between the Series A Common Stock and the Series B Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

     Conversion. Each share of Series B Common Stock is convertible, at the option of the holder, into one share of Series A Common Stock. Shares of Series B Common Stock that are converted become treasury shares that may be reissued or retired by resolution of our board of directors. Shares of Series A Common Stock are not convertible into shares of Series B Common Stock or any other securities.

     Redemption. Neither our Series A Common Stock nor the Series B Common Stock may be redeemed by us.

     Reclassification. We may not reclassify, subdivide or combine the Series A Common Stock without reclassifying, subdividing or combining the Series B Common Stock, on an equal per share basis, and we may not reclassify, subdivide or combine the Series B Common Stock without reclassifying, subdividing or combining the Series A Common Stock, on an equal per share basis.

     Liquidation. In the event of our liquidation, dissolution or winding-up, after payment or provision for payment of our debts and other liabilities and subject to the prior payment of all preferential amounts to which any shares of preferred stock are entitled, our remaining assets will be distributable ratably, on a share for share basis, among the holders of the Series A Common Stock and Series B Common Stock.

     No Preemptive Rights. The holders of the Series A Common Stock and Series B Common Stock are not entitled to preemptive rights.

PREFERRED STOCK

     Our preferred stock is issuable, from time to time, in one or more series with such powers, designations, preferences, rights, qualifications, limitations and restrictions thereof, including voting rights, dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, as is stated and expressed in a resolution or resolutions of our board of directors.

     Our board of directors is authorized to establish the terms of and to issue preferred stock in one or more series from time to time, without the need for any vote or other consent of our stockholders. The issuance of preferred stock with voting rights could have an adverse effect on the voting power of holders of common stock by increasing the number of outstanding shares having voting rights. In addition, if the board of directors authorizes a series of preferred stock with conversion rights, the number of shares of common stock outstanding would be increased upon conversion of those shares. Any such issuance could also have the effect of delaying, deterring or preventing a change in control of our company and may adversely affect the rights of holders of our common stock.

     Series B Convertible Preferred Stock. As of the date of this prospectus, our only series of outstanding preferred stock is our Series B Convertible Preferred Stock.

     Voting Rights.  Holders of Series B Convertible Preferred Stock are not
     -------------
entitled to vote on any matter, except as required by Delaware law and except that Liberty Digital may not, without the consent of the holders of at least 66-2/3% of the shares of Series B Convertible Preferred Stock then outstanding, take any action (including by merger, consolidation or binding share exchange) to amend, alter or repeal (i) any of the provisions of the Series B Convertible Preferred Stock, (ii) any of the provisions of our certificate of incorporation so as to affect adversely any preference or any relative or other right given to the Series B Convertible Preferred Stock or the Series B Common Stock, or (iii) other selected provisions of our certificate of incorporation.

     Dividends.  The Series B Convertible Preferred Stock accrues cumulative
     ---------
cash dividends at the rate of 5% per annum on the liquidation preference (as described below) per share. Such dividends are payable quarterly when and if declared by our board of directors out of assets legally available therefor and before payment of dividends on our common stock. Dividends not paid on any dividend payment date are added to the liquidation preference on that date and remain a part of the liquidation preference until the dividends are paid. Upon a default under the terms of the Series B Convertible Preferred Stock, which includes the non-payment of cash dividends, the rate per annum at which dividends accrue increases to 7% per annum. We did not pay the quarterly cash dividend due on December 31, 1999. As a result, the dividend rate on the Series B Convertible Preferred Stock increased to 7% per annum, effective January 1, 2000, and will remain at that rate until all dividends that are in arrears have been paid in cash. We have not paid any subsequent quarterly dividends on the Series B Convertible Preferred Stock. Accrued and unpaid quarterly dividends on the Series B Convertible Preferred Stock are added to the liquidation preference, as described below, and therefore are compounded quarterly.


     Conversion.  The Series B Convertible Preferred Stock may be converted by
     ----------
the holder at any time into shares of Series B Common Stock. See "Risk Factors-- The conversion of Series B Convertible Preferred Stock may be dilutive to other stockholders; and the number of shares of Series B Common Stock issuable on conversion of the shares of Series B Convertible Preferred Stock will increase if cash dividends on the Series B Common Stock are not paid when due."

     Redemption.  Shares of Series B Convertible Preferred Stock are redeemable,
     ----------
in whole or in part, at our option at any time after June 30, 2006, at a redemption price per share payable in cash equal to the liquidation preference of such share on the redemption date. Any redemptions by us are required to be made pro rata if less than all shares of Series B Convertible Preferred Stock are to be redeemed.

     At any time on or after June 30, 2006, or at any time prior to that date if a "default" with respect to the Series B Convertible Preferred Stock has occurred and is continuing, any holder of Series B Convertible Preferred Stock has the right to require us to redeem all or any portion of such holder's shares of Series B Convertible Preferred Stock for a redemption price per share payable in cash equal to the liquidation preference of that share on the redemption date. Under the certificate of designations for the Series B Convertible Preferred Stock, a "default" means any of the following events:

     . the existence of an event of default or event that, with notice or lapse of time of both, would become an event of default under our $100 million revolving credit agreement, or any default or event of default under and as defined in any other debt instrument evidencing indebtedness of ours equal to or greater than $20 million;

     . our failure to declare and, on or within five days of the applicable dividend payment date, pay any portion of the accrued dividends on the Series B Convertible Preferred Stock; or

     . specified events of bankruptcy, insolvency or reorganization with respect to our company.

     We did not pay the quarterly cash dividend that was due on December 31, 1999 or March 31, 2000, which constituted defaults under the Series B Convertible Preferred Stock. Liberty Media, which at the date of this prospectus is the sole holder of the Series B Convertible Preferred Stock, has waived its right to require redemption of the Series B Convertible Preferred Stock until January 1, 2001. Liberty Media may revoke its waiver if we do not declare any future quarterly dividend on the Series B Convertible Preferred Stock or if that dividend is not paid in cash or added to the liquidation preference in accordance with the terms of our Series B Convertible Preferred

Stock. In addition, the waiver will terminate in the event that Liberty Media ceases to own shares representing a majority of the voting power of our common stock. See "Risk Factors - We may not have sufficient funds with which to redeem our Series B Convertible Preferred Stock upon any requested redemption of that stock by the holders."

     Liquidation Preference.  The liquidation preference of each share of the
     ----------------------
Series B Convertible Preferred Stock as of any date of determination is equal to the sum of (a) the stated value per share of $1,000, plus (b) an amount equal to all accrued quarterly dividends on the Series B Convertible Preferred Stock which have not been paid on the applicable quarterly dividend payment dates, plus (c) for purposes of the liquidation, redemption and conversion provisions of the Series B Convertible Preferred Stock, an amount equal to all unpaid dividends accrued on the sum of the amounts specified in clauses (a) and (b) above during the period from and including the immediately preceding dividend payment date to but excluding the date in question.

     No Preemptive Rights.  The holders of the Series B Convertible Preferred
     --------------------
Stock are not entitled to preemptive rights.

ANTI-TAKEOVER PROVISIONS

     See "Risk Factors--Risks related to our company--Provisions in our charter and bylaws may discourage a change in control of Liberty Digital" for a description of the classification of our board of directors and other provisions in our charter and bylaws that could limit the ability of any person to effect a change in control of our company.

TRANSFER AGENT

     The transfer agent and registrar for our Series A Common Stock is The Bank of New York.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of Series A Common Stock, preferred stock or debt securities. Warrants may be issued independently or together with Series A Common Stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of selected provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

STOCK WARRANTS

     The prospectus supplement relating to any particular issue of warrants for the purchase of Series A Common Stock or preferred stock will describe the terms of the warrants, including the following:

     .    the title of the warrants;

     .    the offering price for the warrants, if any;

     .    the aggregate number of warrants being offered;

     . the number of shares of Series A Common Stock or preferred stock purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

     . if applicable, the designation and terms of the preferred stock purchasable upon exercise of the warrants;

     . if applicable, the designation and terms of the offered securities with which the warrants are issued and the number of warrants issued with each such offered security;

     . if applicable, the date from and after which the warrants and any offered securities issued therewith will be separately transferable;

     . the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

     . if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     . the currency or currency units in which the offering price, if any, and the exercise price are payable,

     . if applicable, a discussion of material United States federal income tax considerations;

     .    the antidilution provisions of the warrants, if any;

     .    the redemption or call provisions, if any, applicable to the warrants;
          and

     . any additional terms of the warrants, including terms, procedures and limitations relating to the exercise of the warrants.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of warrants for the purchase of debt securities will describe the terms of the debt warrants, including the following:

     .    the title of the debt warrants;

     .    the offering price for the debt warrants, if any;

     .    the aggregate number of debt warrants being offered;

     . the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

     . if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

     . if applicable, the date from and after which the debt warrants and any debt securities issued therewith will be separately transferable;

     . the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);

     . the date on which the right to exercise the debt warrants shall commence and the date on which that right shall expire;

     . if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

     . whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

     .    information with respect to book-entry procedures, if any;

     . if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

     . the currency or currency units in which the offering price, if any, and the exercise price are payable;

     . if applicable, a discussion of material United States federal income tax considerations;

     .    the antidilution provisions of the debt warrants, if any;

     . the redemption or call provisions, if any, applicable to the debt warrants; and

     . any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exercise of the debt warrants.

                              PLAN OF DISTRIBUTION

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

     Each prospectus supplement will describe the terms of the securities to which the prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into agreements with respect to the sale of the securities, the public offering or purchase price of the securities and the net proceeds we will receive from the sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which the securities will be listed.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which the contracts may be made include, among others:

     .    commercial and savings banks;

     .    insurance companies;

     .    pension funds;

     .    investment companies; and

     .    educational and charitable institutions.

     Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any contract will not be subject to any conditions except that (i) the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject and (ii) if the securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased the securities not sold for delayed delivery. The underwriters will not have any responsibility in respect of the validity or performance of such contracts.

     We may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to those agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their engagement, unless we state otherwise in the prospectus supplement.

     We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of those securities.

     Under agreements which may be entered into by us, the underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against or contribution toward some liabilities, including liabilities under the Securities Act.

     Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the Series A Common Stock, which is listed on the Nasdaq National Market, and any underwriters or dealers will not be obligated to make a market in securities.
We cannot predict the trading activity or liquidity of any trading in the securities.

                             VALIDITY OF SECURITIES

     The validity of the securities offered hereby will be passed upon for us by Baker Botts L.L.P., New York, New York. Brown & Wood LLP, San Francisco, California, will act as counsel for any underwriters or agents. Baker Botts L.L.P. has represented us on other matters and represents Liberty Media from time to time.

                                    EXPERTS

     The financial statements of Liberty Digital, Inc. (formerly TCI Music, Inc.) and subsidiaries as of December 31, 1999 and 1998, and for the ten months ended December 31, 1999, the two months ended February 28, 1999, the year ended December 31, 1998 and the six months ended December 31, 1997, and the financial statements for DMX, LLC and subsidiaries (Predecessor) for the nine months ended June 30, 1997, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said Firm as experts in accounting and auditing. Effective March 9, 1999, AT&T Corp. acquired Tele-Communications, Inc., the parent company of Liberty Media Corporation (which is the parent of Liberty Digital, Inc.), in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and therefore, is not comparable.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:


       Public Reference Room                 New York Regional Office                Chicago Regional Office
       450 Fifth Street, N.W.                  7 World Trade Center                      Citicorp Center
             Room 1024                              Suite 1300                       500 West Madison Street
      Washington, D.C.  20549                New York, New York 10048                       Suite 1400
                                                                                   Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Our Series A Common Stock is listed and traded on the Nasdaq National Market under the symbol "LDIG."

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our Series A Common Stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus and any prospectus supplement concerning any document filed or incorporated by reference as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed or incorporated by reference as an exhibit to the registration statement.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the securities offered by this prospectus have been sold:

     .    Annual Report on Form 10-K for the fiscal year ended December 31,
          1999;

     . Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

     . Quarterly Report on Form 10-Q for the three months ended March 31, 2000. You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address:

                             Liberty Digital, Inc.
                            12312 West Olympic Blvd.
                             Los Angeles, CA 90064
                                 (310) 979-5000
                             Attention: Lee Masters

     If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     You should rely only on the information incorporated or deemed to be incorporated by reference or provided in this prospectus or in any supplement to this prospectus.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the discounts and commissions payable to underwriters and agents. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

     SEC registration fee...............................................         $132,000
Blue Sky fees and expenses..............................................           10,000
Transfer Agent and Registrar fees.......................................           25,000
Trustee fees and expenses...............................................           16,000
Warrant Agent fees and expenses.........................................            8,500
Accounting fees and expenses............................................          150,000
Legal fees and expenses.................................................          200,000
Printing and engraving expenses.........................................          100,000
Miscellaneous...........................................................            8,500
                                                                               __________
Total...................................................................         $650,000

Item 15.  Indemnification of Directors and Officers.

     We are a Delaware corporation. Generally, Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") permits a corporation to indemnify certain persons made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with any such action, suit or proceeding if
(s)he acted in good faith and in a manner that (s)he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if (s)he had no reasonable cause to believe that his/her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner (s)he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the Delaware Corporation Law enables a Delaware corporation to include a provision in its certificate of incorporation limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except that such provision may not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(2) for acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Article V, Section E of our certificate of incorporation provides as follows:

1.  Limitation on Liability.  To the fullest extent permitted by the Delaware
    -----------------------
General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

2.   Indemnification.
     ---------------

     . Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that (s)he, or a person for whom (s)he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Corporation.

     . Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

     . Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     . Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     . Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.   Amendment or Repeal.
     -------------------

     Any repeal or modification of the foregoing provisions of this Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

     Article II, Section 2.9 of our Bylaws also contains an indemnity provision, requiring us to indemnify members of our board of directors and our officers and their respective heirs, personal representatives and successors in interest for or on account of any action performed on our behalf, to the fullest extent provided by the laws of the State of Delaware and our Certificate of Incorporation, as then or thereafter in effect.

Item 16.  Exhibits.

     The exhibits included in the Exhibit Index appearing on page II-5 are incorporated herein by reference.

Item 17.  Undertakings.

We hereby undertake:

1.        (a)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports by us with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated or deemed to be incorporated by reference in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. We hereby undertake that, for the purpose of determining any liability under the Securities Act, each filing of our annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act of (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated or deemed to be incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4. We hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 3, 2000.

                              LIBERTY DIGITAL, INC.
                              (Registrant)


                              By:    /s/ LEE MASTERS
                                     ---------------
                              Name:  Lee Masters
                              Title: President and Chief Executive Officer


          In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signatures                                                   Title                                 Date
-----------------------------------------  ------------------------------------------  ----------------------------
  /s/ LEE MASTERS                          President, Chief Executive Officer and      July 3, 2000
-----------------------------------------  Director
Lee Masters                                (Principal Executive Officer)

  /s/ ROBERT R. BENNETT                    Chairman of the Board                       July 3, 2000
-----------------------------------------
Robert R. Bennett

*                                          Director
-----------------------------------------
Gary S. Howard

*                                          Director
-----------------------------------------
David B. Koff

*                                          Director
-----------------------------------------
Peter M. Kern

*                                          Director
-----------------------------------------
J. David Wargo

*                                          Executive Vice President, Chief Financial   July 3, 2000
-----------------------------------------  Officer and Treasurer (Principal
Mark D. Rozells                            Accounting Officer, Principal Financial
                                           Officer)


  /s/ LEE MASTERS                          As attorney-in-fact for each of the         July 3, 2000
-----------------------------------------  officers and directors designated by an
Lee Masters                                asterisk (*)


                                 Exhibit Index
                                 -------------
        EXHIBIT
        NUMBER                   DESCRIPTION
        ------                   -----------

          1.1  Underwriting agreement for Series A Common Stock.

          1.2  Underwriting agreement for other equity securities.*

          1.3  Underwriting agreement for debt securities.*

          2.1 Contribution Agreement dated April 23, 1999 by and among TCI Music, Inc., Liberty Media Corporation and certain affiliates of Liberty Media Corporation (Incorporated by reference to Appendix I to the Company's Proxy Statement dated July 30, 1999 for its 1999 Annual Meeting). The Exhibits and Schedules of this Exhibit have been omitted pursuant to the rules promulgated by the Commission and will be provided to the Commission upon request. (Incorporated by reference to Exhibit 2.1 to Liberty Digital's Quarterly Report on Form 10Q dated September 30, 1999).

          2.2 Amendment to Contribution Agreement, dated as of September 7, 1999, among Liberty Media Corporation, certain affiliates of Liberty Media Corporation and TCI Music, Inc. (Incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated September 9, 1999). The Exhibits and Schedules of this Exhibit have been omitted pursuant to the rules promulgated by the Commission and will be provided to the Commission upon request. (Incorporated by reference to Exhibit 2.2 to Liberty Digital's Quarterly Report on Form 10-Q dated September 30,
               1999).

          2.3 Letter Agreement dated May 19, 1999 between MTV Networks, Inc., a Division of Viacom International Inc. and TCI Music, Inc. (Incorporated by reference to Exhibit 2.3 to Liberty Digital's Annual Report on Form 10-K dated December 31, 1999).

          3.1 Certificate of Incorporation of Liberty Digital, Inc. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of TCI Music, Inc. and Tele-Communications, Inc., filed with the Securities and Exchange Commission on June 6, 1997 (Commission File Nos. 333-28613 and 333-28613-01)).

          3.2 Certificate of Amendment to Certificate of Incorporation of Liberty Digital (Incorporated by reference to Exhibit 3.1 to Liberty Digital's Quarterly Report on Form 10-Q dated September 30, 1999).

          3.3 Bylaws of Liberty Digital, Inc., as amended July 13, 1998 (Incorporated by reference to Exhibit 3.2 to Liberty Digital's Quarterly Report on Form 10-Q dated June 30, 1998).

          3.4 Certificate of Designations of Convertible Preferred Stock, Series B (Incorporated by reference to Exhibit 4.1 to the Company's Current report on Form 8-K dated September 9, 1999).

          4.1  Form of Indenture for debt securities.**

          4.2  Form of certificate evidencing debt securities.*


-------------------
* To be filed by post-effective amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in the Registration Statement.

** Previously filed.

          4.3  Form of Warrant Agreement.*

          4.4  Form of certificate of designations for Preferred Stock.*

          4.5 Specimen Stock Certificate for Series A Common Stock, par value $.01 per share, of Liberty Digital, Inc. (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Liberty Digital, Inc. filed with the Securities and Exchange Commission on November 12, 1997 (Commission File No. 333-39943)).

          4.6 Specimen Stock Certificate for the Series B Common Stock, par value $.01 per share, of TCI Music, Inc. (Incorporated by reference to Exhibit 4.2 to the Amendment No. 1 to the Registration Statement on Form S-4 of Liberty Digital, Inc. and Tele-Communications, Inc. filed with the Securities and Exchange Commission on June 12, 1997 (Commission File Nos. 333-28613 and 33-28613-01)).

          5 Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

          12 Computation of Ratio of Earnings to Fixed Charges and Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the three months ended March 31, 2000, the one month ended March 31, 1999, the two months ended February 28, 1999 and each period in the five years ended December 31, 1999.**

          23.1 Consent of KPMG LLP.

          23.2 Consent of Baker Botts L.L.P. (See Exhibit 5).

          24 Power of Attorney is included on the signature page of the Registration Statement.**

          25 Form T-1 Statement of Eligibility of trustee for debt securities.***


-------------------
***   To be filed in accordance with Section 305(b)(2) of the Trust Indenture
Act of 1939.